Free Writing Prospectus dated September 26, 2006
Filed Pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 23
$250,000,000 5.150% Secured Medium-Term Notes due September 30, 2011
Term Sheet

Issuer:	Principal Life Income Fundings Trust 23

Principal Amount:	$250,000,000

Issue Ratings:	Aa2 (anticipated) / AA

Issue Price:	99.987%

Pricing Date:	September 26, 2006

Original Issue Date:	September 29, 2006

Maturity Date:	September 30, 2011

Interest Rate:	5.150%

Spread to Treasury:	60 basis points (0.60%)

Benchmark Treasury:	4.625% due August 15, 2011

Benchmark Yield:	4.553%

Interest Payment Dates:	Semiannually on March 30 and September 30 of each year, commencing on March 30, 2007 and ending on the Maturity Date, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted

Regular Record Date:	15 calendar days prior to the Interest Payment Date

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Purchasing Agents:	Barclays Capital Inc. and J.P. Morgan Securities Inc.

CUSIP:	74254PPB2

Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Barclays Capital Inc. or J.P. Morgan Securities Inc. will arrange to send you the prospectus and prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at (888) 227-2275 ext. 2663 or J.P. Morgan Securities Inc. collect at (212) 834-4533.